CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 957 to Registration Statement No. 33-26305 on Form N-1A of our report dated March 27, 2019, relating to the financial statements and financial highlights of BlackRock Real Estate Securities Fund of BlackRock FundsSM (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended January 31, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 29, 2019